Exhibit 99.2


                                CITI TRENDS, INC.
                         Second Quarter Conference Call
                    August 25, 2005, 10:00 a.m. Eastern Time

Operator Good morning ladies and gentlemen, and welcome to the Citi Trends, Inc. second quarter conference call. At this time all participants are in a listen-only mode. Following today's presentation instructions will be given for the question and answer session. If you should require assistance during today's conference call, please press the star followed by the zero for an operator. As a reminder, this conference is being recorded this Thursday, August 25, 2005.

                           I would now like to turn the conference over to Mr. Tom Stoltz, Chief Financial Officer of Citi Trends. Please go ahead sir.

T. Stoltz                  Good morning everyone. Also on the call today with me
                           is  Ed  Anderson,   the  company's   Chief  Executive
                           Officer.  By now everyone should have seen our second
                           quarter  earnings  release  that was sent out shortly
                           after 4:00 p.m.  Eastern time yesterday.  If you have
                           not  received  the  release,  it is  available on our
                           company   website  under  the  "Investor   Relations"
                           section   and   the   sub   folder   "Investors"   at
                           www.cititrends.com.

                           You should be aware that the prepared remarks made during this call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and therefore undue reliance should not be placed on them. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. We refer all of you to the company's most recent report on Form S-1 as filed with the Securities and Exchange Commission for more detailed discussions of the factors that could cause actual results to differ materially from those described in any forward-looking statements.

                           Also note that all of the company's per share data have been adjusted to reflect the company's 26 for 1 stock split effectuated on May 11, 2005.

                           Ed Anderson and I will give a brief presentation after which we will address any questions you may have. With that said, I would like to now turn the call over to Ed.


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E. Anderson                Thank you Tom. Good morning and thank you for joining
                           us this morning. This second quarter of 2005 was our first full quarter as a public company and this is our first earnings release conference call.

                           We were very pleased with our initial public offering which we completed May 18th, and are extremely pleased to report very strong results for the second quarter and first half of 2005.

                           I will present an overview of the quarter results and make a few comments about the company's growth and future plans and then Tom will review the financial results in more detail and conclude with earnings guidance for 2005. Then, we will be happy to answer your questions.

                           In the second quarter net sales increased 38.2% over last year. Comparable store sales increased 11.5% in the quarter with each month of the quarter contributing stronger comparable sales than the relevant month last year. Please note that last year's second quarter comparable store sales increased 0.3%, the weakest quarter of 2004. I'll speak more about sales and the drivers of our sales in a few minutes.

                           Net earnings for the quarter were $381,000, or $0.03 per share. These results include a one-time pre-tax charge of $1.2 million related to the cancellation of our management contract with Hampshire Equity Partners, our majority stockholder, which was discussed in our IPO Prospectus. Without the effect of this one-time charge, our earnings per share for the quarter would have been $0.08 per share, compared to $0.00 per share last year.

                           The second quarter of 2005 was a very positive quarter for the company. Our merchandise gross margin rate increased, our ratio of SG&A to sales decreased (in fact, we had expense leverage in all three principal expense areas: stores, distribution and corporate), and new store sales exceeded our expectations. Most of these positives occurred because of, or were helped by, our excellent sales results. Sales were generally strong across all major merchandise categories.

                           Comparable sales increases for the quarter by category were: men's up 18.8%; women's up 9.1%;
                           children's up 9.8%; accessories up 7.3% and home furnishings up 33.8%. The common thread across merchandise categories was that nationally recognized brands' sales increased at a higher rate than other non-branded merchandise.

                           As most of you know, we sell nationally recognized urban brands such as PhatFarm, BabyPhat, RocaWear, AppleBottoms and Dickies.


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                           Our value  conscious  customer has a strong  appetite
                           for current urban brands at strong value prices. Additionally, our comparable sales increases were
                           driven  by  increased   customer  traffic  while  our
                           average price per item, as well as our transaction sizes, remained relatively constant with last year.

                           Momentum is a big driver of sales, both up and down. The positive results of fiscal 2005 were set up by the very successful fourth quarter of fiscal 2004. We had strong sales at the end of the fourth quarter and ended the fiscal year with very healthy inventories. We had appropriate levels of inventory as well as low levels of clearance inventory as a percentage of the total. That healthy inventory set up the strong sales performance of the first quarter of fiscal 2005.

                           Strong sales in the first quarter and the second quarter of 2005 have allowed us to keep healthy inventories and have kept the positive momentum going into August.

                           Total inventories at the end of the second quarter were 35% over last year's second quarter ending July 31, 2004 and comparable store inventories were up 6% over the same time last year.

                           We opened seven new stores in the last week of the second quarter, bringing our total to 21 stores so far in 2005. We expect to open 40 new stores for the entire year. The 2005 new stores average approximately 10,000 selling square feet and are consistent in size to the new stores we have opened since 2003. The 21 stores opened to date are located in the same 12 states in which we operated at the beginning of the year. This year's new store sales have exceeded our forecast and are running ahead of last year's new stores on a per store basis. This new store performance is the result of our strong sales in general as well as some very good store locations.

                           We disclosed in our Prospectus that we planned to add an additional distribution center by December 2006. We have continued to work on that project. We have considered acquiring an existing building as well as building a new facility. As you may recall, our existing facilities will support up to 300 stores.

                           We intend to bring our additional facility on-line very methodically. We are not changing methods or adding a new warehouse management system. Initially, we will only add additional floor space utilizing our current processes. I'm telling you this as a reminder that some additional costs to bring the new facility on-line will be incurred, possibly as early as the second half of fiscal 2005 and on into 2006. We intend for the addition of this space to be as


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                           seamless  to our  business as  possible.  Now back to
                           Tom.

T. Stoltz                  Thank you Ed. Again, we are very pleased to report to
                           you our second quarter financial results, our first full quarter as a public company. Our second quarter results demonstrated strong top line and bottom line results with both comparable stores and new stores performing well. Both sales and profits have exceeded our expectations.

                           As Ed mentioned, our total sales for the quarter were $59.4 million, versus $43.0 million last year. This represents a 38.2% increase in year-over-year sales.

                           Comparable store sales rose 11.5%, versus 0.3% in the 2004 period. The monthly comparable numbers during the second quarter were as follows: May: 11.1% versus 7.7% last year; June: 14.5% versus a decrease of 1.5% last year; and July: 8.5% versus a decrease of 3.6% last year.

                           For the year-to-date, total sales were $123.1 million, or an increase of 35.1% over the prior year. Comparable sales were up 9.0% for the year-to-date. As Ed said, our 2004 and 2005 new stores have performed better than expected to date.

                           Moving on to gross margins, for the quarter we reported at 36.6% compared to our prior year rate at 34.7%. As Ed mentioned, nearly all of the increase was a result of well-positioned and balanced inventories, along with strong sales trends that resulted in fewer goods to clear and therefore reduced markdown levels.

                           Freight costs were up slightly as a percent of sales, and shrinkage remained constant as a percent of last year. Shrinkage during the past several years has been in the range of 2.5% to 3.0% at retail. As a reminder, our gross profits do not include distribution and/or occupancy costs as some retailers report.

                           For the year-to-date gross margin was 38.1% compared to 37.3% last year with all of the improvement coming in the second quarter.

                           SG&A expenses were 35.8% of sales for the quarter compared to 34.4% last year. As Ed explained, we paid a fee in connection with the termination of our management agreement with Hampshire Equity Partners in the second quarter totaling $1.2 million on a pre-tax basis. Excluding the termination fee from our results, the SG&A was 33.8%, or a 60 basis point improvement over last year, despite "being public costs" this year of approximately $300,000 in the


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                           quarter.  Most  of the  leveraging  was a  result  of
                           higher sales than planned against some of the fixed costs in distribution and corporate.

                           For the year-to-date, SG&A as a percent of sales was 33.3% compared to 33.0% last year. Excluding the termination fee, SG&A was 32.4% compared to 33.0% last year, again despite about $400,000 in "being public costs" in the year-to-date.

                           Each of the items previously discussed led to net income for the quarter of $381,000 compared to a $41,000 net loss last year.

                           Earnings per diluted share were $0.03 versus $0.00 last year, with 13.575 million shares outstanding. Excluding the one-time termination fee, net income was $1.1 million or $0.08 per diluted share.

                           For the year-to-date, net income was $3.6 million, or an increase of 64% over the prior year at $2.2 million. Excluding the termination fee, net income was $4.4 million or an increase of 100% over the prior year.

                           Earnings per diluted share were $0.30 compared to $0.20 last year, up 50%. The earnings per diluted share increase for the year-to-date is smaller than the net income increase because of the IPO shares issued during the second quarter of this year. Excluding the termination fee, earnings per diluted share was $0.36 or an increase of 80%.

                           Our tax rate for the first half of the year was 37.3%.

                           Now, moving on to the guidance for the last half of 2005. Our position going forward on sales and earnings guidance will be to address the current trends each quarter and give you an update on our full year expectations. Presently we will not comment on expectations for 2006, as we need to see how our momentum carries us through the next quarter.

                           From a strategic growth perspective, our future goals are to continue to deliver annual square footage growth of approximately 20% through new stores, 3% comparable store sales increases and a range of low to mid-20% long term profit growth.

                           For the second half of 2005 we expect comparable sales to increase by approximately 3% and total sales increases ranging from 24% to 26% as the comparisons become more difficult as we move into the fourth quarter of 2005.


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                           We plan to open 19 stores in the second half bringing
                           our year total to 40 new store openings.

                           Gross margins should remain approximately constant to the second half of 2004 as margins improved last year as our sales improved, particularly in the fourth quarter, creating a tougher margin comparison.

                           We do not expect leveraging in SG&A, particularly with the additional "being public costs" that we expect to incur during the second half of 2005. We expect 30 to 40 basis points of profit improvement related to interest income from IPO proceeds during the second half.

                           With all of this said, the full year earnings per diluted share should fall in a range of $0.80 to $0.83 based on 13.4 million diluted shares outstanding. I will bring to your attention here that this $0.80 to $0.83 EPS range excludes the $1.2 million termination fee. The EPS range is $0.75 to $0.78 cents including this charge.

                           We expect the full year tax rate to be between 37% and 37.5%.

                           With that, operator, I will now turn the call back over to you to take any questions.

Operator Thank you sir. Ladies and gentlemen, at this time if you have a question please press the star followed by the one on your touchtone telephone. If you would like to withdraw yourself from the queue, you may do so by pressing the star followed by the two. You will hear a three-toned prompt acknowledging your selection and your questions will be taken in the order that they are received. We suggest if you are using speaker equipment to please lift the handset before pressing the buttons. One moment please, for our first question.

                           Our first  question  comes from  Dorothy  Lakner with
                           CIBC  World  Markets.   Please  go  ahead  with  your
                           question ma'am.

D. Lakner                  Good morning everyone, and congratulations on a great
                           first quarter out of the box.

E. Anderson                Thank you.

D. Lakner                  A couple of questions. One, if you could give us more
                           color on your new store performance compared to the older ones in terms of what


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                           volumes you are now  expecting.  Secondly  you are, I
                           assume, trying to be conservative in the second half of the year with the comp guidance still at 3%. Obviously you did much better than that in the first half but you do have more difficult comparisons in the second. My question would be what comp would allow you to leverage costs beyond the 3% comp that you're currently projecting?

                           Then lastly, there's a been a lot of talk about impact from higher energy prices. Obviously you have not seen any of that so far and I wonder if you could share with us why you think that is. One more question and that is you seem to be doing very, very well obviously with urban brands and some other mall-based competitors are not, particularly in the men's business and I wonder if you could just give us color on why you're doing well? Thanks.

T. Stoltz                  Thank  you,  Dorothy.  I  will  take  the  first  two
                           questions and then I will let Ed answer the last two.

                           In regards to new store volumes what we have seen on an annual run rate, the best we can estimate for 2004 and 2005 is pretty substantial increases. We told everyone during the IPO process about $1.2 to $1.3 million was going to be our new store sales volume that we would expect. We are running roughly 10% or so better than that right now for those two classes of stores, 2004 and 2005.

                           In terms of guidance for the last half of the year, yes, you are correct in what you said. The second part of that question was at what point do we get leverage. Anywhere north of 3% we should expect to get some leverage in distribution and home office costs.

                           With that, I will let Ed address the energy and the urban brands questions.

E. Anderson                I think I understand the question,  Dorothy,  as with
                           energy costs being up, are we expecting any impact on our business. Was that your question?

D. Lakner                  Yes,  that  was the  question.  Everyone  seems to be
                           talking about it and you do not seem to be seeing it.

E. Anderson                I think it's  absolutely  true that our  customer  is
                           feeling the impact of additional energy costs on their pocketbooks as everyone else is. I think what's a little different with us are a couple of things.
                           One, we have talked about our customers' propensity to spend a significant percentage of their budget on apparel in general and fashion apparel specifically.
                           There  is some  rebalancing  of  budget  issues  that


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                           obviously has been going on among our customer base.

                           Secondly, our stores are operated in urban neighborhoods and a lot of our stores are accessible by walk-in traffic or bus lines. Those two things probably are helping us to some extent.

                           On urban brands, the fact that our urban branded business has continued to be good, in fact we mentioned earlier that it actually has increased at a higher rate than our average business for the first half of this year. I really cannot speak to why others have struggled in certain urban brands and we want to be very careful that we do not talk specifically about which urban brands work particularly well for us versus other ones for competitive reasons.

D. Lakner                  What I would be interested  in,  particularly  in the
                           men's businesses is if you could share with us (I guess George is not there) but just share with us what kinds of looks you are doing well with in men's.

E. Anderson                There has clearly  been a trend.  You are right,  our
                           chief merchant's not here on this phone call, but there's clearly been a trend over the last year, year and a half toward a more cleaned up, less cluttered look, more solid colors of shirts and pants working in men's. That has been going on and that continues to go on in our business.

D. Lakner                  Great.

Operator                   Sir, our next  question  comes from Jeff  Klinefelter
                           with  Piper  Jaffray.   Please  go  ahead  with  your
                           question, sir.

J. Klinefelter             Congratulations  on a  great  quarter.  A  couple  of
                           questions Ed. If you could talk more on your new store productivity. I understand running about 10% above your model. Any insights into these new markets for 2005, how they are tracking that might help us appreciate your potential as you go in over the next two years into these new markets?

                           Also on the categories, very strong performance in men's. If I recall, your men's was very strong last year in the second half. As we enter the second half, do you see momentum coming or faster growth rates coming out of the women's, junior's and home area?

E. Anderson                Just to  reiterate  what Tom said.  Our new stores in
                           2004 performed at a higher rate than our average stores by at least 10% or so. The note I made was that our 2005 stores are actually performing somewhat higher than that.


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                           So our new store productivity on a per store basis is
                           running somewhat higher than our chain average and that has been true since 2004 and the good news is that has continued with our 2005 group of stores. I would also add that on a per foot basis our new
                           stores  are  tracking  pretty   comparable  with  our
                           existing store group. So as we add new stores, we are getting a commensurate increase in sales.

J. Klinefelter             Ed has  anything  changed  with those new markets you
                           have  entered  this  year in  terms  of the  types of
                           locations you are going into, the types of peers that
                           are in those malls?  Anything that's changed in terms
                           of   your   expansion   that   would   explain   this
                           acceleration   other   than   perhaps   a   different
                           population density?

E. Anderson                The 21 stores we have opened so far in 2005, again as
                           we said before, we opened these stores in the same 12 states that we operated in at the beginning of the year so we are operating essentially in the same general geographic territory we have opened before.
                           We obviously have opened in new towns and we have back filled this into some existing markets.

                           We have not changed anything about the type of shopping center we are looking for. We have not changed anything about our demographics profile or our co-tenant structure. So these stores, again as I pointed out earlier, the size of the stores is essentially the same and the kinds of markets we are going into are essentially the same.

                           I will pre-answer a question as far as new markets in 2005. Again all of the stores are in existing states, most of them are in existing general markets we have operated in before. The two new markets in 2005 so far have been Dallas, Texas and San Antonio, Texas.

                           Jeff, just to reiterate, the answer to your question is nothing has really changed. The size of the stores, the profiles, the co-tenants are the same as they were before.

J. Klinefelter             Great. How about in terms of the product  categories?
                           Maybe  a run  rate,  a  percent  of  total  that  the
                           categories   represent  here  in  2005  year-to-date.
                           Should we expect to see the growth rates in some of the categories outside of men's accelerate faster as men's is up against some tougher comps in the second half?

E. Anderson                That was your second question,  you were asking about
                           the men's comps and the fact that men's comps had increased into the second half of last year and are we expecting any changes in that.


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                           We pointed  out  earlier  that the comp sales for the
                           second quarter, and we showed you men's at over 18% in the quarter, men's clearly had tougher comps in the first half of 2004 than most of the other divisions did. Men's was going against some easier comps and those comps do get more difficult as we go into the second quarter.

                           Without promising sales different than what Tom has told you, we do not see any consequential changes in our mix going forward into the second half than we have had so far in the first half of 2005.

J. Klinefelter             Great. Thank you very much.

Management                 Thanks.

Operator Thank you sir. Our next question comes from Joseph Teklits with Wachovia Securities. Please go ahead with your question.

J. Teklits                 Thanks. Gentlemen, good morning.

Management                 Good morning.

J. Teklits                 Nice  presentation  as well this morning,  your first
                           try at it.

Management                 Thank you.

J. Teklits                 Back to the nationally  recognized brands driving the
                           business, are you finding yourself able to get more merchandise that would be categorized as nationally recognized? Is being public helping you, is the exposure of being public helping you at all? Is that driving things a bit?

E. Anderson                I do not  believe  the fact  that we are  public  has
                           really changed our relationships  with any suppliers.
                           I think what has changed our relationships with suppliers are a couple of things. Our company has grown in size and as we have grown, we have become able to write larger orders and to make larger closeout buys, for example, and to be more important to a lot of suppliers. Our size has helped us and our general relationships over time, relationships with a lot of branded manufacturers take some time to build and I think those relationships have been built over time and that is resulting in our capability to buy correctly and to sell pretty consequential amounts of these brands.

J. Teklits                 I am trying to figure out if also the  percentage  of
                           your merchandise in your stores today versus last year or the year before is more heavily weighted toward nationally recognized brands.


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E. Anderson                It is. Maybe this is the time to make the point here.
                           Our company does not have any targets  toward branded
                           merchandise   versus  non-branded   merchandise.   We
                           basically   let  the  branded   sales  take  care  of
                           themselves and if the brands are hot we sell the brands, if they are not as hot we will back off of them. That is what has happened this year.

                           We believe our customer reacts to fashion first and brands second and what is really been going on, we believe, is the brands we sell have actually been correct fashion-wise with the right styles and colors and looks. We think that is as important as anything else. We are not forcing the issue with brands, it is basically finding its own level.

J. Teklits                 Makes sense.  Two more  questions  for you Ed. First,
                           you said something about August, how the momentum continues. Can you speak at all to the fall season as how it is beginning to play out so far? Is it different than you have seen in the past? Is it later, earlier, any quirks to it that you are seeing?

                           Secondly, to follow up on Jeff's question, you opened Baltimore, Washington last year and the furthest you have pushed north into a very significant metropolitan area. Can you comment on what you have learned up here and how those stores are performing?

E. Anderson                Regarding  the  first  question  and how we see  fall
                           playing itself out versus previous falls, we have to be careful here because August really kicks off fall and we have not talked much about August. I did say that the momentum from the first half of the year has continued into August. I guess that is a positive comment about the beginning of the second half of the year.

                           We do not see at this point the second half of the year necessarily offering any different challenges than the first half of the year did. We have softer comps at the beginning of the second half of the year but remember, we ended the second half of 2004 on a very strong note back in December so we do not see the second half necessarily playing out. You heard Tom's guidance so I am not backing away from what he told you but we do not see it as far as anything else setting up differently.

                           As far as locations go and as far as specific real estate locations, you asked about Baltimore. We have three stores in the general area of Baltimore, two in Baltimore and one very near the District of Columbia. Those stores to this point have under-performed our


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                           expectations  and the  average of typical new stores.
                           The short answer to your question is that they have under-performed slightly.

                           What I would point out to you is more often than not when Citi Trends opens a new market, our stores accelerate pretty quickly. Sometimes in larger markets our sales do not take off as quickly. As you all may know, we advertise very little, even at grand openings. While we do a grand opening advertising event, we do not spend a significant amount of money on grand openings.

                           I will give an analogy here to try to answer your question Joe. A couple of markets we have opened in the last couple of years that we view to be similar to Baltimore. One is Richmond, Virginia, and another one is Orlando, Florida. These were markets opened in 2003 and 2004 that got off to decent starts but not really up to what we thought they might do. I will tell you that now with a year plus behind us in those markets, Richmond and Orlando are running near the lead in the entire company in comp store sales increases this year as customers have gotten to know Citi Trends and those stores have gained traction.

                           We expect that eventually will happen in Baltimore. In fact, our recent results in Baltimore, we have seen positive results in the very recent couple of months. We are very confident of our ultimate success in that market. In fact, we have approved two additional locations in the Baltimore area that will be coming on-line perhaps one this fall and one next spring.

J. Teklits                 I appreciate that and good luck.

T. Stoltz                  Thanks.

Operator Thank you sir. Our next question comes from Elizabeth Montgomery with SG Cowen. Please go ahead ma'am.

E. Montgomery              Hi. Congratulations on a really good quarter.

Management                 Thank you.

E. Montgomery              I  was   wondering  if  you  could   comment  on  the
                           performance of the store in Houston, some of the newer stores that may be targeting the Hispanic consumers.

E. Anderson                As you all know,  the  demographic  that the  company
                           works  toward  and  where we locate  stores  has been
                           predominantly  African  American   demographics.   In
                           Houston,  the Hispanic  population is


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                           significant and we have located  several stores,  two
                           or  three  stores  in  Houston   where  the  Hispanic
                           population is actually greater than the African American population. I will tell you that virtually all of the stores in Houston, irrespective of the demographic profile, have been successful so far.

E. Montgomery              They are  tracking  in line  with the  average  store
                           across the base?

E. Anderson                Absolutely. Yes.

E. Montgomery              I had a  question  about  merchandising  on the men's
                           side or maybe not merchandising but the comp trend. I was trying to remember in the second quarter last year, that was the time that the men's business was having a lower average transaction price, right, because of a fashion shift?

E. Anderson                I do not  remember us ever  telling you that.  I will
                           tell you though that men's business was difficult last year in the second quarter. Actually the first half of last year, the men's business was running below the chain average.

E. Montgomery              I am a little surprised that the average  transaction
                           was flat given that you were comping against weaker or lower average transaction levels in the men's business last year, if I am remembering correctly.

E. Anderson                We do not have those  statistics in front of us and I
                           am not sure we would even disclose  transaction  size
                           by  category  if we  did  have  them,  but  I do  not
                           remember   that.  I  just  remember  that  the  men's
                           business had been difficult among our businesses last year through the first and second quarter and then started gaining traction into the second half and has obviously continued through the first half of this year.

E. Montgomery              Thanks a lot, good luck.

E. Anderson                Thank you, Beth.

Operator Thank you ma'am. Our next question is a follow up question from Jeff Klinefelter. Please go ahead sir.

J. Klinefelter             I wonder  if you  could  share  with us the  interest
                           expense and tax rate information for the quarter. I noticed it was not in the press release and I am wondering if there is some color that you could shed on that.

T. Stoltz                  For the first  half of the year,  I said that the tax
                           rate was 37.3%. Each


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                           quarter  we look at where we are on the  taxes and we
                           adjust accordingly. As far as interest expense, if my memory serves me, that was a $55,000 expense for the quarter.

J. Klinefelter             Great, thank you.

T. Stoltz                  Thanks.

Operator Thank you sir. Our next question comes from Peyton Roberts with Morgan Keegan. Go ahead with your question, sir.

P. Roberts                 I am a broker  in  Lexington.  Is there an  outlet in
                           this area that I can visit? Secondly, do you have an ideal sales per unit per store? It seems to me when I did this on the offering it seemed small to me.

E. Anderson                You are in  Lexington,  Kentucky?  We do not have any
                           stores in Lexington,  Kentucky today. We intend to go
                           to Lexington, Kentucky next year but we are not there
                           today.   The  closest   store  to  you  today  is  in
                           Nashville, Tennessee.

                           As far as our new store size expectations go, Tom, go ahead and tell him the answer to that.

T. Stoltz                  The new  store  size  selling  square  feet is around
                           10,000 feet in selling space. In terms of unit, is that what you were looking for, the square footage size? I want to make sure we answer your question correctly.

P. Roberts                 I'm  not  sure I can  ask  it  correctly  but  just a
                           general idea of revenues per store annually or monthly?

T. Stoltz                  Roughly  $1.1  to $1.2  million  is  what  the  chain
                           averages on a 12 month basis right now.

P. Roberts                 Thank you very much.

T. Stoltz                  Thanks.

Operator Thank you sir. Gentlemen, at this time there are no further questions. Please continue.

E. Anderson                If there are no further  questions  and we understand
                           that to be the case, we thank all of you for listening to us on this phone call. Thank you for your questions and we will look forward to our next phone call. Thank you very much.

Operator Thank you sir. Ladies and gentlemen, this does conclude the Citi


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                           Trends' second quarter  conference call. If you would
                           like to listen to a replay of today's  teleconference
                           you   may  do  so  by   dialing   1-800-405-2236   or
                           303-590-3000  and enter access code  11037385.  Thank
                           you  all  for   your   participation.   You  may  now
                           disconnect.


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